Exhibit 10.69

AMENDMENT NO. 15 TO LEASE

This Amendment No. 15 to Lease ("Amendment No. 15") is entered into as of the 31st day of October 2012 between TPF Partners, a California general partnership ("Landlord") and Autobytel Inc., a Delaware corporation ("Tenant").

RECITALS

A.
Tenant is a party to that certain Lease dated April 3, 1997, as amended in Amendment No. 1 to Lease dated July 9, 1998, Amendment No. 2 to Lease dated May 16, 2001, Amendment No. 3 to Lease dated May 16, 2001, Amendment No. 4 to Lease dated August 8, 2002, Amendment No. 5 to Lease dated September 12, 2003, Amendment No. 6 to Lease dated January 6, 2005, Amendment No. 7 to Lease dated March 14, 2005, Amendment No. 8 to Lease dated July 7, 2005, Amendment No. 9 to Lease dated July 26, 2005, Amendment No. 10 to Lease dated December 1, 2005, Notice of Lease Term Dates dated January 11, 2006, Amendment No. 11 to Lease dated January 19, 2006, Lease Surrender and Termination Agreement dated March 31, 2008, Amendment No. 12 to Lease dated February 6, 2009, Amendment No. 13 to Lease dated March 5, 2009, and Amendment No. 14 to Lease dated November 29, 2010 (collectively the "Lease") covering certain Premises located at the second (2nd) and third (3rd) floors at 18872 MacArthur Blvd., City of Irvine, County of Orange, State of California (collectively, the "Current Leased Premises") consisting of approximately 26,156 rentable square feet, all as more particularly set forth in the Lease.

B.	Landlord and Tenant mutually agree to further amend the Lease on the terms and conditions set forth here in this Amendment No. 15.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows (capitalized terms used and not otherwise defined herein shall have the meanings given in the Lease):

AGREEMENT

1.
Options to Renew. Provided Tenant is not in default or breach under any of the terms, covenants, or conditions of this Lease, Tenant shall have one (1) option (the "Option to Renew") to renew this Lease for a period of three (3) years (the "Renewal Term") upon written notice to Landlord not less than two hundred seventy (270) days prior to the expiration of the existing term, upon the same terms and conditions of this Lease existing at the expiration of the existing term.  The Base Rent for year one (1) of the extension shall be $41,849.60 per month, the Base Rent for year two (2) of the extension shall be $43,157.40 per month, and Base Rent for year three (3) of the extension shall be $44,465.20 per month.  The Tenant shall take the Premises "as-is" during the Renewal Term, subject to Landlord's continuing repair and maintenance obligations under the Lease.  Landlord shall not be responsible for any Tenant broker representative commission if Tenant exercises the Option to Renew.  All other terms and conditions of the Lease shall continue to apply.  Should Tenant decide to exercise this Option to Renew, the Base Year shall be amended to 2014.  This Option to Renew shall be personal to Tenant.

Additionally Landlord shall grant Tenant the right to terminate the Lease on either July 31, 2015 or July 31, 2016 provided that the following minimum conditions are met:

(a)	Tenant is not in default of the Lease and has no financial responsibility owed to Landlord;
(b)	This Right to Terminate is for the entire Leased Premises, not a portion thereof;
(c)
Tenant provides Landlord with prior written notice on or before January 31, 2015 to terminate the lease on July 31, 2015 and on or before January 31, 2016 to terminate the lease on July 31, 2016 of its intent to exercise this termination option ("Termination Notice Date");

(d)	There is no fee or cost to terminate the Lease pursuant to this Section; and
(e)
This right to terminate the Lease shall be personal to Tenant, and shall be void in the event of an assignment, transfer or sublease; provided, however, that this right to terminate the Lease may be exercised by any acquiror of Tenant in a change in control of Tenant or by any acquiror of all or substantially all of Tenant's assets.

2.
Condition of Premises.  Tenant acknowledges that Landlord has made no representation and has given no warranty to Tenant regarding the fitness of the Leased Premises for Tenant's continued use.  Tenant shall continue its tenancy in the Leased Premises in its "AS-IS" condition and "WITH ALL FAULTS," subject to Landlord's continuing repair and maintenance obligations under the Lease.

3.	Parking. The parking pursuant to the Lease shall be at no cost through the Renewal Term.

4.
Authority.  Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Amendment No. 15 and that each person signing on behalf of Tenant is authorized to do so.

5.
Attorneys' Fees.  If either party commences litigation against the other for the specific performance of this Amendment No. 15 for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

6.
Confirmations.  Tenant hereby certifies and confirms to Landlord that as of Tenant's execution and delivery hereof, to Tenant's knowledge Landlord is not in material default under the Lease, as amended.  Landlord hereby certifies and confirms to Tenant that as of Landlord's execution and delivery hereof, to Landlord's knowledge neither Landlord nor Tenant is in material default under the Lease, as amended.

7.
Brokers.  Tenant represents and warrants to Landlord that Tenant has not dealt with any real estate broker or agent in connection with this Amendment No. 15 or its negotiation except Colton Capital Corporation.  Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all cost, expenses, claims and liabilities (including costs of suit and reasonable attorneys' fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Amendment or its negotiation by reason of any act of Tenant.  Landlord shall be solely responsible for payment of a Broker's commission to the Broker identified above, under the terms of a separate agreement.

8.
Confidentiality.  Tenant shall keep confidential and shall not disclose the terms and conditions set forth in this Lease, including, without limitation, the basic rent and additional rent, the term of the Lease and any extensions, and all other financial terms, without the prior written consent of the Landlord except: (1) to Tenant's directors, officers, partners, legal counsel, accountants, financial advisors and similar professionals and consultants to the extent that Tenant deems it necessary or appropriate in connection with the Lease transaction contemplated hereunder (and Tenant shall inform each of the foregoing parties of Tenant's obligations under this Section and shall secure the agreement of such parties to be bound by the confidentiality terms hereof) or (2) as otherwise required by law, rule, regulation or order of any court or administrative or regulatory agency, including any disclosures or filings required by applicable state or federal securities laws, rules, regulations or orders.

9.
Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting the Lease, as amended, and the Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe the Lease, as amended.  The Lease and any amendments or side letters or separate agreements executed by Landlord and Tenant in connection with the Lease, as amended and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, none of the terms, covenants, conditions or provisions of the Lease, as amended, can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  Any deletion of language from the Lease, as amended prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

10.
Further Assurances.  Tenant shall, upon request by Landlord, execute and deliver such documentation and information and take such other action as may be reasonably necessary to effectuate the intent of this Amendment or to implement the provisions hereof.

Except as modified by this Amendment No. 15, all terms set forth in the Lease, as amended, continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment No. 15 as of the day and year first written above.

LANDLORD:	TENANT:
TPF Partners,	Autobytel Inc.,
a California general partnership	a Delaware corporation
By: Colton Real Estate Group,
a California corporation
Its: General Partner

By: /s/ Jon W. McClintock	By: /s/ Glenn E. Fuller
Jon W. McClintock, Chief Financial Officer	Glenn E. Fuller, Executive Vice President, Chief
Legal and Administrative Officer and Secretary

Date: 11/4/12	Date: November 1, 2012